March 2, 2006

John W. Somerhalder II
[via hand delivery]

Dear John:

It is our pleasure to provide the details of the offer extended to you by our Board of Directors for the position of President and Chief Executive Officer of AGL Resources Inc. This letter outlines your compensation and benefits package and also explains the terms of this employment offer.

Your Compensation and Benefits
The compensation and benefits package you will receive in this position includes the following, subject to your continued employment with the Company:

Base Salary	Your monthly base salary will be $58,333.33 ($700,000 annually). Your paycheck will be directly deposited in the bank account of your choice.
Annual Incentives
Your annual incentive target will be 75% of your earned base salary and administered under the terms of the Executive Performance Incentive Program (EPIP), or successor plan, for the portion (75%) attributed to corporate performance and the Annual Incentive Plan, or successor plan, for the portion (25%) related to your individual performance. For 2006, your annual incentive will be guaranteed at a total not less than a full year’s participation at target level performance - $700,000 x 75% = $525,000 - provided that you remain employed by the Company through December 31, 2006.

Long-Term Incentives
Effective with your start date, you will be granted (the “Start Date Equity Grants”):

•  200,000 non-qualified stock options (the “Start Date Options”) having a term of ten years and a cliff vesting requirement of five years. The exercise price per share of the Start Date Options will be the closing price of the Company’s stock on March 2, 2006.
•  40,000 shares of restricted stock (the “Start Date Restricted Stock”) also having a cliff vesting requirement of five years and issued pursuant to the LTIP.

All other terms and conditions of the Start Date Equity Grants will be substantially similar to the terms and conditions of equity grants most recently granted to the Company’s other senior executives pursuant to the terms of the Company’s Long Term Incentive Plan (1999) (“LTIP”). Beginning in 2007, you will be eligible to participate in the annual long term incentive program for executives at the level and forms of incentive to be determined by the Compensation and Management Development Committee of the Board of Directors when it regularly considers such matters for other AGL Resources executives.

Your base salary, annual incentive target and long-term incentive target (and forms of long-term incentives) will be subject to review from time to time by the Compensation and Management Development Committee of the Company’s Board of Directors.

Sign-on Bonus	As soon as practicable following your start date, you will receive a cash payment of $150,000.

Change in Control Agreement
You will be covered by AGL Resources’ current form of Change in Control Agreement for Tier 1 Officers providing certain payments and benefits following a change in your employment status resulting from a change in control of AGL Resources Inc.

Company-Paid Benefits
You are eligible for coverage under the AGL Resources Benefits Program on your 31st day of employment. AGL Resources offers a number of Company-paid benefits to its employees which include:
•  Retirement program which provides a lifetime annuity based on your career average earnings and length of service
•  $60,000 basic life insurance
•  $60,000 basic AD&D coverage
•  Business Travel Insurance
•  Short Term Disability paid at 70% of base salary
•  Long Term Disability paid at 40% of base salary
•  40 hours of Wellness Leave for doctor and dentist appointments for you or if you are the caregiver of an immediate family member
•  Educational Assistance / Tuition Reimbursement program
•  Employee Assistance Program
•  8 paid holidays (6 for the remainder of 2006), plus 3 floating holidays.

Your participation in these benefits will be in accordance with the terms of the respective programs as in effect from time to time. Nothing herein will restrict the Company’s right to amend or terminate such programs in accordance with their terms.

Contributory Benefits
You will also be eligible to participate in these benefits which require contributions from you for ongoing participation:
•  Company match of 65% on eligible income deferral contributions to the Retirement Savings Plus (RSP) Plan (401(k)), subject to limits for highly compensated employees
•  Company match of 65% on up to 8% of eligible income deferral contributions to the Nonqualified Savings Plan (NSP) and RSP. The NSP generally permits deferrals of up to 50% of compensation and 100% of annual bonus.
•  Coverage for medical, dental, and group insurance
•  Supplemental insurance programs for additional life insurance, spousal and dependent life insurance
•  Additional AD&D for you and your family
•  A buy-up program for additional LTD
•  Flexible Spending Accounts for Health Care and Dependent Care Reimbursement Accounts
•  15% discount for Company stock purchased through the Employee Stock Purchase Program
•  Up to 5 additional vacation days

Your participation in these benefits will be in accordance with the terms of the respective programs as in effect from time to time. Nothing herein will restrict the Company’s right to amend or terminate such programs in accordance with their terms.

Vacation:	You will be eligible for four (4) weeks of paid vacation in 2006.
Relocation:
You will be eligible for AGL Resources’ Executive Relocation Program which will provide for the purchase of your home and moving your family and household goods to Atlanta. This program also provides for necessary visits for your spouse to travel to Atlanta for purposes of house-hunting and selection and temporary living arrangements should you need them.

After you begin work at AGL Resources, you will receive an Employee Handbook which contains further details about the benefits that are available to you as well as our policies and procedures.

Termination of Employment
Except in the case of a termination of employment pursuant to which you are eligible for severance under the Change in Control Agreement for Tier I Officers as described above, should your employment be terminated by the Company without cause on or prior to December 31, 2007, you will be entitled, subject to your execution and non-revocation of an agreement containing (a) a release in the form generally used by the Company (which release will include a non-disparagement and cooperation with litigation provision) and (b) covenants not to compete and not to solicit employees of the Company for employment with durations of eighteen months and in the form generally used by the Company:

(1)
to a termination allowance equal to 18 months’ base salary and 1.5 times annual bonus (the annual bonus amount for this purpose will be the higher of your 2006 target bonus amount or the amount of the actual bonus, if any, paid to you (or payable to you but deferred) in 2007 and attributable to 2006 performance (the “Annual Bonus Amount”)), calculated at the date of termination. The termination allowance will be paid as salary continuance over the 18 month period commencing as of your date of termination or, to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), on the first business day following the six month anniversary of your “separation from service” within the meaning of Section 409A; and

(2)
during the 18 months following your termination of employment, subject to the terms of the applicable plan, continued participation in the Company’s health plans at the rates you paid as an active employee of the Company or, if higher, the rates imposed on similarly situated executives of the Company following your date of termination. Such health coverage would be deemed COBRA coverage and will be paid by the Company; and

(3)
to vesting of (a) the Start Date Equity Grants as follows: (x) if termination occurs during calendar year 2006, one-fifth of the Start Date Options and one-fifth of the Start Date Restricted Stock will vest at the date of termination and the remainder will be forfeited and (y) if termination occurs during calendar year 2007, two-fifths of the Start Date Options and two-fifths of the Start Date Restricted Stock will vest at the date of termination and the remainder will be forfeited; and (b) all other long-term incentives to the extent provided in the plans and agreements evidencing their grant in accordance with their terms; and

(4)
to a lump sum cash payment within ten days of the date of termination or, to the extent required in order to comply with Section 409A, on the first business day following the six month anniversary of your “separation from service” within the meaning of Section 409A, equal to a pro rata (to the date of termination) portion of the Annual Bonus Amount (the “Pro Rata Bonus”).

Except as described above, no long-term incentive awards or other compensation and/or benefits will be paid during the salary continuation period. All payments will be subject to applicable laws and regulations and applicable withholding and, if you are eligible to receive the payments and benefits hereunder, you will not be entitled or eligible to receive any other salary, bonus or separation or termination pay from the Company or any of its affiliates.

In the event that your employment is terminated by the Company for cause, you shall not be entitled to any severance or similar benefits (including any Pro Rata Bonus for the year in which the termination occurs) under this Agreement or otherwise and all unvested long-term incentive awards will be forfeited.

In the event that your employment terminates by reason of your death or disability (within the meaning of the long-term disability plan applicable to you), your rights and benefits under the Company’s various compensation and benefit plans will be as set forth under such plans and the Company shall have no further obligations under this Agreement.

Additional Retirement Benefit
Subject to your having been employed by the Company through December 31, 2010, you will be eligible to receive a lump sum payment at the earlier of the time of your termination of employment or the time of your retirement in accordance with the terms of the Company’s pension plan (or a successor plan).  The amount of the payment will be equal to the “actuarial equivalent” of the additional benefit you would have been entitled to receive under the Company’s pension plan and excess benefit plan (or the successors to such plans) at normal retirement age (as defined in the pension plan) and in the form of a single life annuity, if for each year of your service with the Company (up to a maximum of five years), you had earned one additional year of service under such plans or the successors to such plans. For these purposes, actuarial equivalence will be based on the assumptions used by the Company for disclosure purposes, for the fiscal year immediately preceding the year in which the payment occurs.  The timing of this payment will be subject to the regulations under Section 409A. The foregoing benefit is in addition to any similar benefit to which you may be entitled under the Change in Control Agreement for Tier I Officers described above.

Code of Conduct
We are enclosing a copy of our Code of Conduct. Please take the time to read this important document.

The Terms of This Employment Offer
This letter provides the details of the offer of employment. It does not constitute an employment contract. It does not guarantee employment through any specific date. By accepting this offer, your employment with AGLR will be “at will” and may be terminated by either you or AGLR at any time without notice.

Acceptance of This Offer
If the terms of this employment offer are satisfactory to you, please sign the acceptance below and return this original letter to me.

Note that by accepting this offer, you:

•	Certify that you have received and will comply with all of the provisions of the Commitment to Integrity and Ethics, our Code of Business Conduct.

•
Represent and warrant to AGL Resources that you are not bound by any other agreement—written or oral—that would keep you from entering into employment with AGL Resources. If a breach of this provision by you results in costs or damage to AGL Resources, you agree to indemnify and hold AGL Resources harmless with respect to such costs or damage.

If you would like further details about any of the information that is outlined above, please feel free to contact me.

We’re looking forward to you leading the AGL Resources team!

Very truly yours,

/s/ Arthur E. Johnson

Arthur E. Johnson
Chairman
Compensation & Management Development Committee
AGL Resources Inc. Board of Directors

The above offer is ACCEPTED on the 2nd day of March, 2006.

/s/ John W. Somerhalder II
John W. Somerhalder II